Exhibit 99.1

Teladoc Announces Third Quarter 2015 Results

Total Revenue of $20.0 Million, Up 83% Year over Year

Membership of 12.6 Million, Up 56% Year over Year

Visits of 117,213, Up 89% Year over Year

PURCHASE, NY — (BUSINESS WIRE) November 2, 2015 — Teladoc, Inc. (NYSE: TDOC), the first and largest telehealth platform in the United States, today announced results for its third quarter ended September 30, 2015.

Jason Gorevic, Chief Executive of Officer of Teladoc, commented, “Our third quarter results show solid growth across all of our metrics. Visit growth continued to see strong momentum and for the eleventh consecutive quarter, our visit growth exceeded our membership growth, which demonstrates that our impactful consumer engagement strategies are working and driving utilization. In terms of our revenue streams, this quarter saw an increase in revenue from visit fees, as well as from subscription fees. Importantly, our PMPM fees increased both sequentially and year over year.”

Mr. Gorevic continued, “New account wins continue at a record pace, as we’ve already signed over 500 new clients across all of our market segments during this selling season. We are executing on our business plan, our sales pipeline is full, and we remain the leader in this exciting telehealth market.”

Financial Performance for the Three Months Ended September 30, 2015

All comparisons, unless otherwise noted, are to the quarter ended September 30, 2014.

•Total revenue was $20.0 million, an increase of 83%. Revenue from subscription access fees and visit fees was $17.0 million and $3.0 million, respectively, an increase of 78% and 122%, respectively.

•Total membership was 12.6 million, compared to 8.1 million, an increase of 56%.

•Total visits were 117,213, compared to 61,929, an increase of 89%.

•Gross margin was 78%, compared to a gross margin of 80%.

•Operating loss was $13.2 million, compared to an operating loss of $4.5 million.

•Net loss per basic and diluted share was $0.37, compared to a net loss per share of $2.68.

•	EBITDA was a loss of $11.1 million, compared to a loss of $3.2 million.

•Adjusted EBITDA was a loss of $10.4 million, compared to a loss of $3.1 million.

•Total cash, cash equivalents and short-term investments in marketable securities were $152.0 million at the end of the third quarter of 2015.

A reconciliation of GAAP to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Business Outlook

Fourth Quarter 2015 Guidance: Revenue for the company’s fourth quarter 2015 is expected to be in the range of $21 million to $22 million. EBITDA is expected to be in the range of a loss of $13 million to a loss of $14 million. Adjusted EBITDA is expected to be in the range of a loss of $12.3 million to a loss of $13.3 million. Total visits are projected to be between 150,000 and 160,000. Fourth quarter net loss per share, based on 38.4 million weighted average shares outstanding, of between $(0.41) and $(0.43).

Full Year 2015 Guidance: Revenue for the company’s full year 2015 is expected to be in the range of $75.5 million to $76.5 million. EBITDA is expected to be in the range of a loss of $51 million to a loss of $52 million. Adjusted EBITDA is expected to be in the range of a loss of $48 million to a loss of $49 million. Total visits for the full year are projected to be between 540,000 and 550,000. The 2015 net loss per share, based on 19.9 million weighted average shares outstanding, of between $(2.95) and $(3.00).

Quarterly Conference Call

Teladoc will host a conference call to discuss its third quarter 2015 results today, November 2, 2015, at 5:00 p.m. EST. Interested parties may listen to a live broadcast of the conference call by dialing 877-201-0168 or 647-788-4901 for international callers, and referencing participant code 56728128. A live webcast of the conference call will be available on the investor relations section of the company’s website and an audio file of the call will also be archived for 90 days at ir.teladoc.com. After the conference call, a replay will be available until November 16, 2015 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 56728128.

About Teladoc

Teladoc, Inc. (NYSE: TDOC) is the nation’s first and largest telehealth platform, delivering on-demand healthcare anytime, from almost anywhere via mobile devices, the internet, secure video and phone. More than 12.5 million U.S. members are connected to Teladoc’s network of over 2,650 board-certified, state-licensed physicians and behavioral health professionals who provide care for a wide range of non-emergency conditions. With a median response time of less than 10 minutes, Teladoc physicians will perform approximately 550,000 telehealth visits in 2015. Teladoc and its physicians consistently earn a 95 percent member satisfaction rating or better, and Teladoc is the only telehealth company to be certified by the National Committee for Quality Assurance (NCQA) for its physician credentialing process.

Recognized in June 2015 by MIT Technology Review as “One of the 50 Smartest Companies,” Teladoc works with health plans, employers, organizations and individuals to provide access to affordable, high-quality healthcare on-demand.  Teladoc is transforming the access, cost and quality dynamics of healthcare delivery.  For more information, please visit teladoc.com, twitter.com/teladoc, facebook.com/teladoc or linkedin.com/teladoc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future revenues, future earnings, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; and (v) changes to our abilities to recruit and retain qualified providers into our network.  Additional relevant risks that may affect our results are described in certain of our filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:
Bob East, 443-213-0500
Westwicke Partners

teladoc@westwicke.com

Media Contact:

Patty Sullivan, 469-294-5096

Teladoc, Inc.

psullivan@teladoc.com

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data , unaudited)

	September 30,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$54,064	$46,436
Short-term investments	97,934	—
Accounts receivable, net of allowance of $1,267 and $1,785, respectively	9,370	6,839
Due from officer	—	253
Prepaid expenses and other current assets	2,547	1,122
Deferred taxes	33	12
Total current assets	163,948	54,662
Property and equipment, net	5,852	1,065
Goodwill	56,342	28,454
Intangible assets, net	16,854	7,530
Other assets	284	296
Total assets	$243,280	$92,007
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,056	$2,210
Accrued expenses and other current liabilities	8,045	3,918
Accrued compensation	5,956	3,358
Long-term bank and other debt-current portion	1,250	833
Total current liabilities	17,307	10,319
Other liabilities	6,517	2,767
Deferred taxes	1,056	494
Long term bank and other debt	25,863	25,196
Commitments and contingencies
Convertible preferred stock, $0.001 par value; 50,479,286 shares authorized as of September 30, 2015 and December 31, 2014; no shares issued and outstanding as of September 30, 2015 and 50,452,939 shares issued and outstanding as of December 31, 2014; liquidation preference of $117,914 as of December 31, 2014	—	117,914
Redeemable common stock, $0.001 par value; no shares issued or outstanding as of September 30, 2015 and 113,294 shares issued and outstanding as of December 31, 2014	—	2,852
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 75,000,000 shares authorized as of September 30, 2015 and December 31, 2014; 38,441,130 shares and 2,037,999 shares issued and outstanding as of September 30, 2015 and December 31, 2014	38	2
Additional paid-in capital	307,998	4,953
Accumulated deficit	(115,503)	(72,490)
Accumulated other comprehensive income	4	—
Total stockholders’ equity (deficit)	192,537	(67,535)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$243,280	$92,007

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$19,973	$10,905	$54,745	$30,601
Cost of revenue	4,488	2,151	14,563	6,160
Gross profit	15,485	8,754	40,182	24,441
Operating expenses:
Advertising and marketing	5,284	1,984	14,356	5,938
Sales	5,111	3,263	13,190	8,441
Technology and development	3,941	1,960	10,050	5,216
General and administrative	12,253	4,754	40,708	12,131
Depreciation and amortization	1,491	650	3,317	1,618
Loss from operations	(12,595)	(3,857)	(41,439)	(8,903)
Interest (expense), net	(489)	(510)	(1,699)	(914)
Net loss before taxes	(13,084)	(4,367)	(43,138)	(9,817)
Income tax provision (benefit)	162	162	(125)	227
Net loss	(13,246)	(4,529)	(43,013)	(10,044)
Preferred stock dividend	—	(834)	—	(2,920)
Accretion of preferred stock	—	(168)	—	(168)
Net loss available to common stockholders	$(13,246)	$(5,531)	$(43,013)	$(13,132)
Net loss per share, basic and diluted	$(0.37)	$(2.68)	$(3.15)	$(7.21)

Weighted-average shares used to compute basic and diluted net loss per share	36,099,556	2,060,075	13,668,420	1,821,832

Pro forma net loss per share, basic and diluted	$(0.35)		$(1.14)

Weighted-average shares used to compute basic and diluted pro forma net loss per share	38,378,118		37,600,271

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows used in operating activities:
Net loss	$(43,013)	$(10,044)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,317	1,618
Allowance for doubtful accounts	1,418	766
Stock-based compensation	2,096	428
Deferred income taxes	(125)	227
Accretion of interest	241	67
Changes in operating assets and liabilities:
Accounts receivable	(3,415)	(3,851)
Due from officer	253	—
Prepaid expenses and other current assets	(1,573)	(76)
Other assets	13	(83)
Accounts payable	(769)	508
Accrued expenses and other current liabilities	600	2,230
Accrued compensation	2,516	1,148
Other liabilities	4,064	(13)
Net cash used in operating activities	(34,377)	(7,075)
Cash flows used in investing activities:
Purchase of property and equipment	(5,481)	(736)
Purchase of internal software	(1,174)	(495)
Purchase of marketable securities	(100,556)	—
Proceeds from the liquidation/maturity of marketable securities	2,509	—
Acquisition of business, net of cash acquired	(17,767)	(13,844)
Net cash used in investing activities	(122,469)	(15,075)
Cash flows from financing activities:
Proceeds from the exercise of stock options and warrants	326	646
Proceeds from issuance of convertible preferred stock	—	50,082
Proceeds from borrowing under bank and other debt	6,800	19,700
Repayment of bank and other debt	(5,770)	—
Proceeds from issuance of common stock under IPO	163,118	—
Net cash provided by financing activities	164,474	70,428
Net decrease in cash and cash equivalents	7,628	48,278
Cash and cash equivalents at beginning of year	46,436	3,212
Cash and cash equivalents at end of year	$54,064	$51,490
Interest paid:	$1,368	$534

EBITDA Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

	(in thousands)
Net loss	$(13,246)	$(4,529)	$(43,013)	$(10,044)
Add (deduct):
Interest expense, net	489	510	1,699	914
Provision for income taxes (benefit)	162	162	(125)	227
Depreciation expense	317	95	746	225
Amortization expense	1,174	555	2,571	1,393
EBITDA	(11,104)	(3,207)	(38,122)	(7,285)
Stock-based compensation	719	118	2,096	428
Adjusted EBITDA	$(10,385)	$(3,089)	$(36,026)	$(6,857)

EPS Reconciliation

(in thousands, except share and per share data)	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15	3Q15
GAAP Net Loss	$(2,314)	$(3,200)	$(4,529)	$(6,994)	$(12,703)	$(17,064)	$(13,246)
Add (deduct):
Preferred Stock Dividends	(1,031)	(1,055)	(834)	—	—	—	—
Accretion of Preferred Stock	—	—	(168)	—	—	—	—
GAAP Net Loss	$(3,345)	$(4,255)	$(5,531)	$(6,994)	$(12,703)	$(17,064)	$(13,246)
GAAP Net Loss per Share	$(2.35)	$(2.15)	$(2.68)	$(3.25)	$(5.87)	$(7.20)	$(0.37)
Weighted Average Common Shares Outstanding Used in Computing GAAP Net Loss per Share - Basic and Diluted	1,423,732	1,974,697	2,060,075	2,150,228	2,162,413	2,370,113	36,099,556